SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Effective May 1, 2009, we entered into an employment agreement with our current President and Chief Executive Officer, Simon Pedder. The new employment agreement replaces the agreement under which Dr. Pedder had been serving in the same capacity and which expired on May 1, 2009. The prior agreement was filed on May 1, 2006 with the Securities and Exchange Commission as Exhibit 10.7 to our Current Report on Form 8-K.

The new employment agreement is substantially similar to the prior agreement with the following material changes:

•

Dr. Pedder’s base annual salary was increased to $447,160, an increase of $50,000 over his salary in effect immediately prior to the effectiveness of the new agreement. The increase in salary was made to replace the $50,000 guaranteed bonus due Dr. Pedder under the prior agreement, which guaranteed bonus was eliminated. The salary increase is retroactive to January 1, 2009;

•

Dr. Pedder is eligible for an annual incentive bonus of up to 45% of his base salary upon achievement of corporate goals, which can be increased to up to 67.5% of his annual salary if corporate goals are exceeded or for exemplary performance. Under the prior agreement, Dr. Pedder was eligible for an incentive bonus of 50% of his salary, which could be increased to up to 75%. The incentive bonus percentages were reduced to take into account the $50,000 increase in Dr. Pedder’s salary;

•

Pursuant to the agreement, on May 1, 2009, we granted Dr. Pedder incentive stock options to purchase an aggregate of 47,890 shares of our common stock at a per share exercise price of $1.85. The options will vest in four equal annual installments, beginning on the first anniversary of the date of grant. The options expire 10 years after the grant date. The option grant was made to increase Dr. Pedder’s total beneficial ownership of our common stock to 4.75% on a fully diluted basis as of April 1, 2009. The prior agreement required this percentage to be 5% as of the signing date; and

•

In the event that Dr. Pedder’s employment is either terminated by us for other than “cause” (as defined in the agreement) or is terminated by him for “good reason” (as defined in the agreement), then (i) all of his stock options will vest in full as of the date of termination, (ii) we will pay him an amount equal to his COBRA premiums to the extent that those premiums exceed his premiums as an active employee, and (iii) for all stock options granted during the term of the agreement, including the options granted on May 1, 2009 and referenced above, Dr. Pedder will have 180 days to exercise such options after the date of termination, provided that the exercise date cannot exceed the option’s original termination date.

As with the prior agreement, the new agreement has a term of three years. The term may be extended for additional one year periods if we and Dr. Pedder agree. If either we or Dr. Pedder wish to terminate the agreement, the party wishing to terminate must provide at least 90 days prior written notice.

If Dr. Pedder’s employment terminates as a result of his death or disability, we will pay him or his estate his base salary for a period of one year following the date of termination and any earned but unpaid incentive bonus. If his employment is terminated by us other than for “cause” or by him for “good reason”, then subject to him executing a general release of any employment-related claims in our favor, we will pay him his base salary and any earned but unpaid incentive bonus and pay the excess COBRA premiums referenced above until the end of the term or for a period of one year after termination, whichever is longer. Notwithstanding the above, if Dr. Pedder’s employment is terminated by us within 90 days of the occurrence of a “change of control” (as defined in the agreement) and on the date of the change of control the fair market value of our common stock, in the aggregate, as reported by NASDAQ Capital Markets or otherwise as determined in good faith by our board of directors on the date of the change of control, is less than $50,000,000, then we will pay Dr. Pedder his base salary and the excess COBRA premiums until the end of the term or for a period of one year following his termination, whichever is shorter. These provisions are similar to those in the prior agreement.

As in the prior agreement, Dr. Pedder also agreed to non-compete and non-solicitation covenants during the course of and following termination of his employment.

The description of the employment agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.13 to this report and is incorporated by reference.

Dr. Pedder has served as Chelsea’s President and Chief Executive Officer since April 2004. Except for the new employment agreement, the only transactions between us and Dr. Pedder are his prior employment agreements. There are no family relationships between Dr. Pedder and any of our directors or executive offices.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.13	Employment Agreement, dated May 1, 2009, between Chelsea Therapeutics International, Inc. and Simon Pedder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: May 7, 2009	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer